APPOINTMENT OF SUBSTITUTE

I, Steven A. Museles, hereby appoint James Mozingo as my substitute, until Monday, August 18, 2003, to do and perform any and all acts that may be done and performed by me pursuant to any power of attorney relating to Forms 3, 4 and 5 appointing me as attorney-in-fact executed by any of the following officers and directors of CapitalSource Inc.:

John K. Delaney
Jason M. Fish
Bryan M. Corsini
Thomas A. Fink
Dean C. Graham
Joseph A. Kenary, Jr.
Michael Szwajkowski
Donald Cole
Frederick W. Eubank, II, and
Tully M. Friedman

IN WITNESS WHEREOF, the undersigned has caused this Appointment of
Substitute to be executed as of this 8th day of August, 2003.

/s/ Steve Museles                   WITNESS: /s/ Carolyn Silva-Quagliato
Steven A. Museles